EXHIBIT 99.6

BILL OF SALE

BE IT KNOWN, for good consideration, and in payment of the sum of $7,500.00 (See Reverse) the receipt and sufficiency of which is acknowledged, the undersigned Michael J. Daniels of Las Vegas, Nevada 89129 (Seller), hereby sells and transfers to Giovannia Carvajal Chavez of 5416 Varsity Ave., Las Vegas, NV 89102 (Buyer), and the Buyer's successors and assigns forever, the following described chattels and personal property:

One (1) 1997 Honda Civic, 3D, Florida Title # 7341330,
Silver, VIN2HGEJ66441VH121045.

The Seller warrants to Buyer it has good and marketable title to said property, full authority to sell and transfer said property, and that said property is sold free of all liens, encumbrances, liabilities and adverse claims of every nature and description whatsoever.

Seller further warrants to Buyer that it will fully defend, protect, indemnify and hold harmless the Buyer and its lawful successors and assigns from any adverse claim made thereto by all persons whatsoever.

Said property is otherwise sold in "as is" condition and where presently located.

Signed ths 4th day of March, 2002 (year).

Signed in the presence of:

Witness:	Seller:
/s/ DIANE J. HARRISON	/s/ MICHAEL J. DANIELS
Diane J. Harrison	Michael J. Daniels
3350 N. Durango Dr. #2062	3350 N. Durango Dr. #2062
Las Vegas, NV 89129	Las Vegas, NV 89129

Buyer:
/s/ GIOVANNIA C. CHAVEZ
Giovannia C. Chavez
5416 Varsity Ave.
Las Vegas, NV 89102

(Reverse)

FIVE THOUSAND DOLLARS and NO/100 ($5,000.00)
Payable March 4, 2002.
The balance of TWO THOUSAND FIVE HUNDRED and NO/100 ($2,500.00) by the 4th day of June, 2002.
Said balance paid as follows:
$1,000.00	April 5, 2002
$1,000.00	May 5, 2002
$500.00	June 4, 2002